Exhibit 99.1

Contacts:	Aspen Technology, Inc.	North America
	Erik Mason	Maribel Lopez
	AspenTech	Lois Paul & Partners (for AspenTech)
	+1 781-221-8386	+1 617-986-5719
	erik.mason@aspentech.com	aspentech@lpp.com

Arbitral Tribunal Issues Award in Favor of Aspen Technology in

Arbitration Proceeding vs. Advanced Technology Middle East, WLL

BURLINGTON, Mass — July 31, 2012 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, announced that an Arbitral Tribunal operating under the auspices of the International Court of Arbitration of the International Chamber of Commerce had issued a partial final award in the arbitration proceeding captioned Aspen Technology, Inc. v. Advanced Technology Middle East, WLL, Case No. 16732/VRO. Among its determinations, the Tribunal concluded that AspenTech acted lawfully in terminating the reseller agreement with AspenTech Middle East (now known as Advanced Technology Middle East, WLL) (“ATME”). As a result, AspenTech is not obligated to pay to ATME the termination fee specified by the reseller agreement or any other fee or damages. In addition, the Tribunal concluded that ATME is liable to pay AspenTech damages of approximately $20 million, including interest, and approximately $5 million in costs. The award is final and binding, although the Tribunal has reserved certain other residual claims by AspenTech against ATME for subsequent determination by the same Tribunal if required.

Mark Fusco, Chief Executive Officer of AspenTech, said, “We are pleased with the result in this arbitration proceeding, and we look forward to continuing to serve our customers in the Middle East and around the world.”

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

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© 2012 Aspen Technology, Inc. AspenTech, aspenONE, the Aspen leaf logo, OPTIMIZE, and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.